EXHIBIT 99.4
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL STATEMENTS
Introduction to Unaudited Pro Forma Condensed Combined Consolidated Financial Statements
     Trident Microsystems, Inc. (the “Company” or “Trident”) and its wholly-owned subsidiary, Trident Microsystems (Far East) Ltd., a corporation organized under the laws of the Cayman Islands (“TMFE”), entered into a Share Exchange Agreement dated October 4, 2009 (as amended the “SEA”) with NXP B.V., a Dutch besloten vennootschap, (“NXP”), pursuant to which Trident and TMFE agreed to acquire selected assets and liabilities of NXP’s television systems and set-top box business lines (the “Business”) in exchange for the issuance to NXP of such number of shares of Trident common stock equal to 60% of the outstanding shares, after giving effect to the share issuance to NXP (the “Acquisition”).
     On February 8, 2010, the parties completed the Acquisition and 104,204,348 new shares of Trident common stock were issued to NXP (the “Shares”), with such number including an issuance of 6,666,667 shares of common stock at a price of $4.50 per share, resulting in cash proceeds to Trident of $30 million. Additionally, Trident issued to NXP four shares of Trident’s Series B Preferred Stock (the “Preferred Shares”). The Preferred Shares were issued pursuant to an Amended and Restated Certificate of Designation of Series B Preferred Stock, filed with the Secretary of State of Delaware on February 5, 2010 (the “Certificate of Designation”).
     As a result of the completion of the Acquisition, Trident acquired the Business from NXP, and NXP was issued the Shares, together with four shares of Series B Preferred Stock. Prior to the completion of the Acquisition, the Company’s certificate of incorporation was amended to increase the number of authorized shares of common stock, as approved at the meeting of the stockholders of the Company held on January 27, 2010, and the Certificate of Designation was filed with the Secretary of State of Delaware.
     In connection with the Acquisition, Trident and NXP entered into the following ancillary documents, each effective as of February 8, 2010:

•	An Intellectual Property Transfer and License Agreement (the “License Agreement”), between TMFE and NXP, pursuant to which NXP has transferred to a newly formed Dutch besloten vennootschap acquired by TMFE (a “Dutch Newco”), certain patents, software and technology, including those exclusively related to the acquired business lines. Pursuant to the terms of the License Agreement, NXP has granted a license to Dutch Newco to certain patents, software and technology used in other parts of NXP’s business and Dutch Newco has granted a license back to NXP to certain of the patents, software and technology that will be transferred to Dutch Newco.

•	A Stockholder Agreement (the “Stockholder Agreement”), between the Company and NXP, setting forth the designation of nominees to the Trident Board, providing certain restrictions on the right of NXP to freely vote its shares of Trident common stock received pursuant to the Share Exchange Agreement, and providing a two year lock up during which NXP cannot transfer its shares of Trident common stock, subject to certain exceptions, including transfers to affiliates. In addition, under the Stockholder Agreement NXP has agreed to standstill restrictions for six years, including restrictions on future acquisition of Trident securities, participation in a solicitation of proxies, and effecting or seeking to effect a change of control of Trident. The Stockholder Agreement also sets forth certain major decisions that may only be taken by the Trident Board upon a supermajority vote of two-thirds of the directors present. The Stockholder Agreement provides NXP with certain demand and piggy-back registration rights related to the Shares, and grants certain preemptive rights to NXP with respect to future issuances of Trident common stock. A copy of the Stockholder Agreement was included as an exhibit to the Company’s definitive proxy statement filed with the Securities and Exchange Commission on December 18, 2009.

•	A Transition Services Agreement, between Trident and NXP, pursuant to which NXP agrees to provide to Trident for a limited period of time specified transition services and support, including order fulfillment and delivery; accounting services and financial reporting services; human resources management (including compensation and benefit plan management, payroll services and training); pensions; office and infrastructure services (including access to certain facilities for a limited period of time); sales and marketing support; supply chain management (including logistics and warehousing); quality control; financial administration; ICT hardware and ICT software and infrastructure; general IT services; export, customs and licensing services; and telecommunications. Depending on the service provided, the term ranges from three to 18 months, provided that the services for IT and ITC could continue into the fourth quarter of 2011.

•	A Manufacturing Services Agreement (the “ MSA”), between Trident and NXP relating to contract manufacturing services to be provided by NXP for a limited period of time for finished goods as well as certain front end, back end and other related manufacturing services for products acquired by Trident. The term of the MSA ends on the readiness of the Company’s enterprise resource planning system which is projected to be implemented in June 2011.

In connection with the Acquisition, the Company entered into the Second Amendment (the “Second Amendment”) to Amended and Restated Rights Agreement, dated as of July 23, 2009, between Trident and Mellon Investor Services LLC, as amended on May 14, 2009 (the “Rights Agreement”), and such description is incorporated herein by reference.
     The following unaudited pro forma condensed combined consolidated financial statements are based on the historical consolidated financial statements of Trident and on the combined financial statements of the Business of NXP after giving effect to the acquisition of NXP by Trident using the purchase method of accounting in accordance with FASB Accounting Standards Codification ASC 805, Business Combinations, and applying the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined consolidated financial statements.
     The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2009 is presented as if the acquisition of the NXP business unit had occurred on September 30, 2009. The unaudited pro forma condensed combined consolidated statements of operations for the three months ended September 30, 2009, and year ended June 30, 2009, are presented as if the NXP business unit acquisition had occurred on July 1, 2008 with recurring merger-related adjustments reflected in each of the periods. You should read this information in conjunction with the
•	accompanying notes to the unaudited pro forma condensed combined consolidated financial statements

•	separate unaudited historical condensed consolidated financial statements of Trident as of and for the three month period ended September 30, 2009, included in Trident’s quarterly report on Form 10-Q, incorporated by reference into this Form 8-K/A.

•	separate audited historical consolidated financial statements of Trident as of and for the fiscal year ended June 30, 2009, included in Trident’s annual report on Form 10-K, incorporated by reference into this Form 8-K/A.

•	separate audited historical combined financial statements of the Business of NXP as of and for the fiscal year ended December 31, 2008 and 2007, included in Trident’s definitive proxy statement on Schedule 14A, incorporated by reference into this Form 8-K/A.

•	separate audited historical combined interim financial statements of the Business of NXP as of and for the six month period ended June 30, 2009, included in Trident’s definitive proxy statement on Schedule 14A, incorporated by reference into this Form 8-K/A.
     The unaudited pro forma condensed combined consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the financial position or results of operations that would have been realized if the asset acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The unaudited pro forma adjustments are based upon available information and certain assumptions that Trident believes are reasonable. The unaudited pro forma condensed combined consolidated financial statements do not reflect any operating efficiencies and associated cost savings that we may achieve with respect to the combined companies.
     The unaudited pro forma condensed combined consolidated financial information was prepared using the acquisition method of accounting under existing U.S. GAAP standards, which are subject to change and interpretation. Trident has been treated as the acquirer. The acquisition is dependent upon certain valuations and studies to determine the value of the acquisition. The valuation and other studies have mostly been completed. The pro forma adjustments are based on the currently available valuation and other studies. As we finalize the remaining studies, a change could result in material variances between our future financial results and the amounts presented in these unaudited pro forma condensed combined consolidated financial statements, including variances in fair values recorded, as well as expenses associated with these items.

     There were no significant intercompany transactions between Trident and NXP as of the dates and for the periods of these pro forma condensed combined financial statements.
TRIDENT MICROSYSTEMS, INC.
PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEETS

	Historical
	Trident	NXP	Pro forma
(In thousands, except par values)	at September 30, 2009		Adjustments		Combined

ASSETS
Current assets:
Cash and cash equivalents	$160,955	$—	$15,000	a
			30,000	b
			1,000	c
			(11,000)	d	$195,955
Accounts receivable, net	17,161	68,715	(68,715)	e	17,161
Accounts receivable from related party	628	—	3,000	g	3,628
Inventory Note Receivable			19,000	u	19,000
Inventories	10,611	38,210	(38,210)	e	10,611

Prepaid expenses and other current assets	11,047	5,434	(5,434)	e
			10,969	p	22,016

Total current assets	200,402	112,359	(44,390)		268,371
Property and equipment, net	26,696	10,842	1,158	f	38,696
Inventory Note Receivable			24,000	u	24,000
Goodwill	7,848	65,425	(65,425)	h	7,848
Intangible assets, net	6,660	68,132	(68,132)	i
			117,000	j	123,660
Deferred tax assets			5,000	k	5,000
Other assets	9,312	3,181	(3,181)	e
			5,031	p	14,343

Total assets	$250,918	$259,939	$(28,939)		$481,918

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:

Accounts payable	$12,496	$9,478	$(9,478)	e	$12,496

Accounts payable to related party	564	53,233	(53,233)	e	564

Accrued expenses and other current liabilities	24,993	45,346	(45,346)	e
			15,000	q	39,993
Income taxes payable	13,511	—	—		13,511

Total current liabilities	51,564	108,057	(93,057)		66,564
Long-term income taxes payable	22,098	—	—		22,098
Deferred income tax liabilities	81	4,806	(4,806)	e	81
Other long term liabilities	—	3,336	(3,336)	e	—

Total liabilities	73,743	116,199	(101,199)		88,743

Stockholders’ equity:
Common stock, $0.001 par value;	71	—	104	l	175
Additional paid-in capital	235,542	—	188,896	m	424,438
Retained earnings (accumulated deficit)	(58,438)	143,740	(143,740)	n
			38,000	o
			(11,000)	d	(31,438)

Total stockholders’ equity	177,175	143,740	72,260		393,175

Total Liabilities and Stockholders’ Equity	$250,918	$259,939	$(28,939)		$481,918

TRIDENT MICROSYSTEMS, INC.
PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

	TRIDENT	NXP	Pro Forma
	Three Months Ended		Adjustments		Pro Forma
(In thousands, except per share data)	September 30, 2009		(Note 6)		Combined

Net revenues	$31,093	$135,849			$166,942
Cost of revenues	20,592	90,642	$7,422	s
			1,500	x	120,156

Gross profit	10,501	45,207	(8,922)		46,786
Operating expenses:

Research and development	16,350	50,754	(3,139)	t	63,965
Selling, general and administrative	8,837	18,984	2,824	v	30,645
Restructuring charges	1,508	—			1,508

Total operating expenses	26,695	69,738	(315)		96,118

Loss from operations	(16,194)	(24,531)	(8,607)		(49,332)
Interest income	81				81

Other income, net	(614)				(614)

Loss before provision for income taxes	(16,727)	(24,531)	(8,607)		(49,865)
Provision for income taxes	429	1,306	113	w	1,848

Net loss	$(17,156)	$(25,837)	$(8,720)		$(51,713)

Net income (loss) per share — Basic	$(0.25)				$(0.30)

Shares used in computing net loss per share — Basic	69,237		104,204		173,441

TRIDENT MICROSYSTEMS, INC.
PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS

	Trident	Micronas	Pro Forma				Pro Forma
	Year ended	07/01/2008-	Adjustments		Pro Forma		Adjustments		Pro Forma
(In thousands, except per share data)	June 30, 2009	05/14/2009	(Note 6)		Combined	NXP	(Note 6)		Combined

Net revenues	$75,761	$121,843			$197,604	$444,560			$642,164
Cost of revenues	52,433	100,219	$1,312	(1)	153,964	318,676	$15,000	r
Cost of revenues							29,689	s	517,329

Gross profit	23,328	21,624	(1,312)		43,640	125,884	(44,689)		124,835
Operating expenses:						—
Research and development	53,016	24,363	(104	)(2)	77,275	244,826	(14,806)	t	307,295
Selling, general and administrative	29,617	18,009			47,626	108,755
							11,294	v	167,765

Goodwill impairment	1,432				1,432	383,868			385,300
In-process research and development	697				697				697
Restructuring charges	810	(92)			718				718

Total operating expenses	85,572	42,280	(104)		127,748	737,449	(3,512)		861,685

Loss from operations	(62,244)	(20,656)	(1,208)		(84,108)	(611,565)	(41,177)		(736,850)
Loss on sale of short-term investments	(8,940)				(8,940)				(8,940)
Impairment loss on short-term investments	(556)				(556)				(556)
Interest income	2,968				2,968				2,968
Other income, net	4,053	168			4,221				4,221

Loss before provision for income taxes	(64,719)	(20,488)	(1,208)		(86,415)	(611,565)	(41,177)		(739,157)
Provision (benefit) for income taxes	5,513				5,513	(4,923)	450	w	1,040

Net loss	$(70,232)	$(20,488)	$(1,208)		$(91,928)	$(606,642)	$(41,627)		$(740,197)

Net income (loss) per share — Basic	$(1.12)				$(1.32)				$(4.26)

Shares used in computing net loss per share — Basic	62,535		7,000		69,535		104,204		173,739

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED
FINANCIAL STATEMENTS
1. Description of Transaction
     Trident Microsystems, Inc. (the “Company” or “Trident”) and its wholly-owned subsidiary, Trident Microsystems (Far East) Ltd., a corporation organized under the laws of the Cayman Islands (“TMFE”), entered into a Share Exchange Agreement dated October 4, 2009 (as amended the “SEA”) with NXP B.V., a Dutch besloten vennootschap, (“NXP”), pursuant to which Trident and TMFE agreed to acquire selected assets and liabilities of NXP’s television systems and set-top box business lines (the “Business”) in exchange for the issuance to NXP of such number of shares of Trident common stock equal to 60% of the outstanding shares, after giving effect to the share issuance to NXP (the “Acquisition”).
     On February 8, 2010, the parties completed the Acquisition and 104,204,348 new shares of Trident common stock were issued to NXP (the “Shares”), with such number including an issuance of 6,666,667 shares of common stock at a price of $4.50 per share, resulting in cash proceeds to Trident of $30 million. Additionally, Trident issued to NXP four shares of Trident’s Series B Preferred Stock (the “Preferred Shares”). The Preferred Shares were issued pursuant to an Amended and Restated Certificate of Designation of Series B Preferred Stock, filed with the Secretary of State of Delaware on February 5, 2010 (the “Certificate of Designation”).
     As a result of the completion of the Acquisition, Trident acquired the Business from NXP, and NXP was issued the Shares, together with four shares of Series B Preferred Stock. Prior to the completion of the Acquisition, the Company’s certificate of incorporation was amended to increase the number of authorized shares of common stock, as approved at the meeting of the stockholders of the Company held on January 27, 2010, and the Certificate of Designation was filed with the Secretary of State of Delaware.
2. Basis of Presentation
     The unaudited pro forma condensed combined consolidated financial statements were prepared in accordance with Securities and Exchange Commission Regulation S-X Article 11, using the purchase method of accounting based on ASC 805, Business Combinations, as amended, which Trident adopted on July 1, 2009, and are based on the historical financial statements of Trident and the Business of NXP after giving effect to the cash to be paid and the stock to be issued by Trident to consummate the Acquisition, as well as pro forma adjustments. The prior May 2009 acquisition of selected assets of the FRC, DRX, and audio decoder product lines from the Consumer Division of Micronas Semiconductor Holding AG is presented in accordance with ASC 805.
     ASC 805 requires, among other things, that most assets acquired and liabilities assumed be recognized at their fair values, as determined in accordance with ASC 820, Fair Value Measurements, as of the acquisition date and that the fair value of acquired in-process research and development be recorded on the balance sheet regardless of the likelihood of success as of the acquisition date. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the asset acquisition at the then-current market price, which may be different than the amount of consideration assumed in these unaudited pro forma condensed combined consolidated financial statements.
     ASC 820, as amended, defines the term “fair value” and sets forth the valuation requirements for any asset or liability measured at fair value, expands related disclosure requirements and specifies a hierarchy of valuation techniques based on the nature of the inputs used to develop the fair value measures. Fair value is defined in ASC 820, as amended, as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants. As a result of these standards, Trident may be required to record assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Trident ’s intended use of those assets. Many of these fair value measurements can be highly subjective and it is also possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
     Under the purchase method of accounting, the assets acquired and liabilities assumed will be recorded as of the completion of the asset acquisition, primarily at their respective fair values and added to those of Trident. Financial statements and reported results of operations of Trident issued after completion of the asset acquisition will reflect these values, but will not be retroactively restated to reflect the historical financial position or results of operations of the Business of NXP.
     The unaudited pro forma condensed combined consolidated balance sheet is presented as if the acquisition had occurred on September 30, 2009. The unaudited pro forma condensed combined consolidated statements of operations for the three months ended September 30, 2009 and the twelve months ended June 30, 2009 are presented as if the acquisition had occurred on July 1, 2008. The purchase consideration is presented when the acquisition was completed on February 8, 2010.
Under ASC 805, acquisition-related transaction costs (i.e., advisory, legal, valuation, other professional fees) and certain acquisition-related restructuring charges impacting the target company are expensed in the period in which the costs are incurred. Total advisory, legal, regulatory, and valuation costs incurred by Trident were approximately $2.8 million, $4.5 million and $3.7 million for the three months ended September 30, 2009, December 31, 2009 and March 31, 2010, respectively.
3. Accounting Policies
     Upon completion of the acquisition, Trident has begun a review of the Business of NXP’s accounting policies. As a result of that review, it has become necessary to harmonize the combined entity’s financial statements to conform to those accounting policies that are determined to be more appropriate for the combined entity.
4. Purchase Price Determination
     The following is the consideration transferred by NXP

	(In thousands)
	Common shares	Amount
Issuance of Trident common shares to NXP	104,204	$189,000
Purchase of Trident common shares by NXP		(30,000)
Cash payment by NXP		(15,000)

Acquisition — date fair value of the total consideration to be transferred		$144,000

5. Allocation of Consideration Transferred
     The total purchase price of $144 million was allocated to the net tangible and intangible assets acquired and liabilities assumed based on their fair values as of February 8, 2010 as follows (in thousands):

(In thousands)
Assets Acquired
Cash	$1,000
Prepaid expenses and other current assets	3,000
Inventory Notes Receivable (a)	43,000
Fixed assets (b)	12,000
Service agreements (c)	16,000
Acquired intangible assets (d)	117,000
Deferred tax asset (e)	5,000
Liabilities Assumed
Accrued liabilities	(15,000)
Fair market value of the net assets acquired	182,000
Negative Goodwill (f)	(38,000)

Total purchase price	$144,000

(a) As of the effective date of the asset acquisition, Trident acquired two inventory notes receivable (the “Note” or “Notes”). The first Note is for $12 million and allowed Trident to purchase finished goods inventory on March 22, 2010. The second Note is for $31 million and allows Trident to purchase work-in-process inventory on the readiness of the Company’s enterprise resource planning system which is projected to be implemented in June 2011. Both Notes bear interest at LIBOR plus 2.5%.
(b) Fixed assets (property, plant and equipment) are required to be measured at fair value and these acquired assets may include assets that are not intended to be used in a manner that would constitute their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents the highest and best use. Depreciation is calculated on a straight-line basis over the expected useful lives. Expected useful lives were deemed to be one to two years.
(c) Service agreements are required to be measured at fair value and these acquired assets are amortized over the remaining life of the agreement or approximately 17 months from the closing date of the transaction. These service agreements include manufacturing and distributor agreements and other services from NXP. The other services include payroll processing, benefits administration, accounting, information technology and real estate.
(d) Identifiable intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements, it is assumed that all assets will be used in a manner that represents the highest and best use.
(e) To record the deferred tax asset associated with the fair value adjustment of the intangible assets acquired.
(f) Of the total purchase price, $38 million has been allocated to negative goodwill. Negative goodwill represents the amount of the purchase price less than the fair value of the underlying net tangible and identifiable intangible assets acquired. In accordance with ASC 350, Goodwill and Other Intangible Assets, negative goodwill is recorded as a gain in the income statement. Negative goodwill is not considered income for tax purposes. Upon completion of the fair value assessment after the acquisition, we anticipate that the final purchase price allocation may differ from the current allocation outlined above. The actual amounts recorded may differ materially from the information presented herein. Any changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities, with any residual amount recorded as negative goodwill or goodwill.
The identifiable intangible assets acquired are as follows:

	Estimated	Estimated
Acquired Intangible Assets:	Fair Value	Useful Life
	(in thousands)
Existing customer relationships	$23,000	1 to 3 years
Developed technology	48,000	1 to 3 years
Patents	13,000	3 to 5 years
Backlog	15,000	5 months
In-process research and development	18,000	3 years

Total acquired intangible assets	$117,000

Customer Relationships
Existing customer relationships consist of NXP’s contractual relationships and customer loyalty especially related to their resellers, value added resellers, distributors and direct end customers. The fair value of the customer relationships was determined by discounting estimated net future cash flows from the customer contracts. For the purposes of these pro forma financial statements it is assumed that these assets will be amortized over an estimated life of three to five years.
Developed technology and Patent assets acquired
Existing technology consists of products and patents that have reached technological feasibility. The Company valued the existing technology utilizing a discounted cash flow (“DCF”) model, which uses forecasts of future revenues and expenses related to the intangible assets. The Company will amortize the existing and core technology on a straight-line basis over estimated lives of three to five years.
Backlog
Backlog relates to NXP’s backlog as of the date of the acquisition. It is expected that this asset will be amortized within the first year after the acquisition.
In-Process Research and Development assets acquired
In-process research and development relates to R&D projects that as of the acquisition date have not been completed. Acquired in-process research and development assets are initially recognized at fair value and are classified as indefinite-lived assets until the successful completion or abandonment of the associated research and development efforts. Accordingly, during the development period after the acquisition date, these assets will not be amortized into earnings; instead these assets will be subject to periodic impairment testing. Upon successful completion of the development process for an acquired in-process research and development project, determination as to the useful life of the asset will be made; at that point in time, the asset would then be considered a finite-lived intangible asset and Trident would begin to amortize the asset into earnings. For purposes of these pro forma financial statements it is assumed that it will take approximately 6 months to complete the on-going projects and that the acquired asset then will be amortized using the straight line method over an estimated useful life of 3 years.
6. Pro Forma Adjustments
     The pro forma adjustments included in the unaudited pro forma condensed combined consolidated balance sheet and statements of operations are as follows:
Pro Forma Legend -
Description

(a)	To add cash paid by NXP and received by Trident in the acquisition.

(b)	To record cash consideration paid by NXP for Trident’s common shares in the acquisition of the shares purchased for cash.

(c)	To record net cash received from Israeli entity.

(d)	To record impact of additional advisory, legal and regulatory costs incurred by Trident.

(e)	To eliminate assets and liabilities not acquired or assumed from the acquired business.

(f)	To record the difference between fair value at the acquisition date and historical cost.

(g)	Amounts due from NXP for liabilities assumed by Trident.

(h)	To eliminate goodwill of the acquired business.

(i)	To eliminate net intangible assets of the acquired business.

(j)	To record value of acquired intangible assets resulting from the acquisition.

(k)	To record deferred tax assets created as a result of acquisition.

(l)	To record par value of common stock issued as part of the acquisition.

(m)	To record fair value of common stock issued as part of the acquisition.

(n)	To eliminate retained earnings of the acquired business.

(o)	To write off negative goodwill created as a result of the acquisition

(p)	To record current and non current portions of the service level agreements.

(q)	To record liabilities assumed by Trident as a result of the acquisition

(r)	To record amortization of the backlog.

(s)	To record amortization of the acquired intangible assets.

(t)	To eliminate the intangible asset amortization of the acquired business lines.

(u)	To record note receivable from NXP received as settlement for inventory on hand.

(v)	To record amortization of service level agreements.

(w)	To record amortization of the deferred tax asset.

(x)	To record amortization of in-process research and development.

(1)	To record the amortization on the acquired intangible assets from Trident’s May 2009 acquisition of selected assets of the FRC, DRX, and audio decoder product lines from the Consumer Division of Micronas Semiconductor Holding AG (“Micronas Aquisition”).

(2)	To eliminate the amortization on the acquired intangible assets from the Micronas Acquistion.